Exhibit 99.2

Kyocera Corporation

Outline of Q&A on the Acquisition of the Remaining Shares of AVX Corporation

Purpose of the transaction

Q: What is the purpose of the proposed transaction?

A: Driven by the spread of technologies such as IoT, 5G, and ADAS, demand in the electronic components industry is expected to increase significantly. Technological innovation and business opportunities are expected to change faster than ever. Kyocera believes that under its global strategy, laying out the framework for rapid expansion, such as technology development, customer acquisition and investment implementation, is essential in order to gain market share in such ever-changing circumstances. Therefore, Kyocera has made a proposal to make AVX Corporation its wholly-owned subsidiary.

Impact on financial forecasts

Q: Would the transaction have an impact on Kyocera’s financials for the current fiscal year?

A: The transaction will not have a significant impact on Kyocera’s financials on a consolidated basis for the fiscal year ending March 31, 2020.

Q: What is the timing of the payment (approximately ¥100 billion)? Is the payment expected to be made within the current fiscal year?

A: The timing of the payment has not been decided. The terms of the transaction, including the timing of the payment, are under discussion and subject to negotiation with a Special Committee formed by the board of directors of AVX consisting of AVX’s three independent directors, who are unaffiliated with Kyocera.

Transaction Structure

Q: What is the transaction structure?

A: Kyocera is considering a tender offer, but it is still under discussion.

Q: How will the price be decided?

A: Based on Kyocera’s initial offer price, Kyocera and the Special Committee will negotiate to reach the final price.

Q: What is the expected schedule for the transaction?

A: This is under discussion and subject to negotiation with the Special Committee and we cannot answer at this time.

Q: Who are the financial advisors?

A: Kyocera has retained Daiwa Securities / DC Advisory as its financial advisors. The Special Committee will retain its own financial advisor.

Q: If conducting a tender offer, what is the minimum percentage required to be tendered?

A: All the conditions and terms of the transaction are under discussion and subject to negotiation with the Special Committee, and we cannot answer at this time.

Q: If conducting a tender offer, what if the tender offer fails?

A: All the conditions and terms of transaction are under discussion and subject to negotiation with the Special Committee, and we cannot answer at this time.

Q: If conducting a tender offer, how will you treat the shares that are not tendered?

A: Kyocera is considering a merger after the tender offer. However, all the conditions and terms of the transaction are under discussion and subject to negotiation with the Special Committee.

Financing

Q: What is the total consideration for this transaction?

A: If Kyocera acquires AVX for $19.5 per share, the total amount will be approximately ¥100 billion. However, the price is under discussion and subject to negotiation with the Special Committee.

Q: How will Kyocera finance this transaction? (E.g., by cash in hand?)

A: This is under discussion and we cannot answer at this time.

Forward-Looking Statements

This communication contains forward-looking statements, including statements regarding the potential consummation of an acquisition, which involve a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition; the possibility that the transaction will not be completed; and the impact of general economic, industry, market or political conditions.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,”

“intend,” “outlook,” “believe” and other similar expressions (or the negative of such terms) are intended to identify forward-looking statements.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date of this communication, and Kyocera does not undertake any obligation to update any forward-looking statement except as required by law.

Additional Information and Where to Find It

An agreement in respect of the proposed transaction described in this press release has not yet been executed, and the transaction referenced in this communication has not been commenced.  This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the transaction disclosure materials that will be filed with the U.S. Securities and Exchange Commission (“SEC”) if and when a transaction is commenced.  If and when a transaction is commenced or if an agreement is reached with AVX, Kyocera and other participants in such transaction will prepare and make available to AVX stockholders a transaction statement on Schedule 13E-3 and related transaction disclosure materials, and such documentation will be filed with the SEC.  AVX STOCKHOLDERS ARE URGED TO READ THESE TRANSACTION DISCLOSURE DOCUMENTS CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF AVX SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING A POTENTIAL TRANSACTION.  The transaction disclosure documents will be made available to all holders of AVX stock at no expense to them.  The transaction disclosure documents will be made available for free at the SEC's website at www.sec.gov.  Copies of any documents filed with the SEC by Kyocera will be available free of charge on Kyocera’s internet website at https://global.kyocera.com.  Copies of any documents filed with the SEC by AVX will be available free of charge on AVX’s internet website at http://www.avx.com or by contacting AVX’s Investor Relations Department at +1-864-967-9351 or investor.relations@avx.com.

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